Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

Third QUARTER 2025 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.50 per Share for Fourth Quarter 2025
Base Dividend of $0.43 and Supplemental Dividend of $0.07 Per Share

EVANSTON, Ill., November 6, 2025 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial Highlights

•
Total investment income of $37.3 million
•
Net investment income of $17.4 million, or $0.49 per share
•
Adjusted net investment income of $17.7 million, or $0.50 per share(1)
•
Invested $74.5 million in debt and equity securities, including one new portfolio company
•
Received proceeds from repayments and realizations of $36.7 million
•
Paid total dividends of $0.57 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.14 per share on September 25, 2025
•
Net asset value (“NAV”) of $711.0 million, or $19.56 per share, as of September 30, 2025
•
Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2025 of $39.5 million, or $1.09 per share

Management Commentary

“For the third quarter, Fidus’ portfolio performed well, producing adjusted net investment income that continued to amply cover our base dividend for our shareholders. With net originations of $37.8 million, we further built our total portfolio, primarily providing some of our existing portfolio companies with growth capital,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Subsequent to quarter end, we invested $40.2 million in two new portfolio companies. Our pipeline of new investments and add-ons in existing portfolio companies remains strong, and reflects our proven strategy of carefully selecting investments in companies with reliable cash-generating business models and attractive prospects for growth. As we convert opportunities in our pipeline, by adhering to our underwriting discipline we intend to maintain a portfolio that is structured to generate attractive risk adjusted returns and grow NAV over time.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2025 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2025, as compared to the same period in 2024 (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2025	2024	$ Change	% Change
Interest income	$30,815	$31,857	$(1,042)	(3.3%)
Payment-in-kind interest income	3,185	1,851	1,334	72.1%
Dividend income	989	1,384	(395)	(28.5%)
Fee income	1,322	2,693	(1,371)	(50.9%)
Interest on idle funds	942	597	345	57.8%
Total investment income	$37,253	$38,382	$(1,129)	(2.9%)

Net investment income	$17,369	$21,411	$(4,042)	(18.9%)
Net investment income per share	$0.49	$0.64	$(0.15)	(23.4%)

Adjusted net investment income (1)	$17,723	$20,424	$(2,701)	(13.2%)
Adjusted net investment income per share (1)	$0.50	$0.61	$(0.11)	(18.0%)

Net increase (decrease) in net assets resulting from operations	$19,138	$16,477	$2,661	16.1%
Net increase (decrease) in net assets resulting from operations per share	$0.54	$0.49	$0.05	10.2%

The $1.1 million decrease in total investment income for the three months ended September 30, 2025, as compared to the same period in 2024, was primarily attributable to (i) a $0.3 million increase in total interest income (which includes a $1.4 million increase in payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.4 million decrease in dividend income due to a decrease in distributions received from equity investments, (iii) a $1.4 million decrease in fee income resulting from a decrease in prepayment, origination, and amendment fees, and (iv) a $0.4 million increase in interest on idle funds resulting from an increase in average cash balances.

For the three months ended September 30, 2025, total expenses, including the base management fee waiver and income tax provision, were $19.9 million, an increase of $2.9 million, or 17.2% from the $17.0 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended September 30, 2024. The increase was primarily attributable to (i) a $1.6 million increase in interest and financing expenses due to an increase in the weighted average interest rate of our debt outstanding and an increase in weighted average borrowings outstanding, (ii) a $0.5 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.2 million increase in professional fees due to increased legal fees, (iv) a $1.4 million increase in the accrued capital gains incentive fee due to a net $6.7 million increase in net gain on investments and realized losses on extinguishment of debt, and (v) a $0.8 million decrease in the income incentive fee due to a decrease in pre-incentive fee net investment income during 2025 as compared to the same period in 2024.

Net investment income decreased by $4.0 million, or (18.9)%, to $17.4 million during the three months ended September 30, 2025 as compared to the same period in 2024, as a result of the $(1.1) million decrease in total investment income and the $2.9 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.50 per share compared to $0.61 per share in the prior year.

For the three months ended September 30, 2025, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $(1.4) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $(0.4) million for the same period in 2024.

Portfolio and Investment Activities

As of September 30, 2025, the fair value of our investment portfolio totaled $1.2 billion and consisted of 92 active portfolio companies and six portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 102.0% of the related cost basis as of September 30, 2025. As of September 30, 2025, the debt investments of 50 portfolio companies bore interest at a variable rate, which represented $755.3 million, or 72.0%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of September 30, 2025, our average active portfolio company investment at amortized cost was $12.6 million, which excludes investments in six portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 13.0% as of September 30, 2025. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2025, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

Third quarter 2025 investment activity included the following new portfolio company investments:

•
Sogno Toscano LLC, a single brand distributor of authentic high-quality Italian foods, primarily serving the food service industry. Fidus invested $8.5 million in first lien debt and $4.3 million in preferred equity.

Liquidity and Capital Resources

As of September 30, 2025, we had $62.3 million in cash and cash equivalents and $125.0 million of unused capacity under our senior secured revolving credit facility (the “Revolving Credit Facility”). For the three months ended September 30, 2025, we received net proceeds of $19.6 million from the equity at-the-market program, received $5.0 million of SBA debentures, and redeemed $16.0 million of SBA debentures. As of September 30, 2025, we had SBA debentures outstanding of $191.0 million, $100.0 million outstanding of the 4.75% notes due January 2026 (the “January 2026 Notes”), $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes”), and $100.0 million outstanding of our 6.75% March 2030 Notes (the “March 2030 Notes” and together with the January 2026 Notes and the November 2026 Notes, the “Notes”). As of September 30, 2025, the weighted average interest rate on total debt outstanding was 4.9%.

Fourth Quarter 2025 Dividends Totaling $0.50 Per Share Declared

On November 3, 2025, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.07 per share for the third quarter. The dividends will be payable on December 29, 2025, to stockholders of record as of December 19, 2025.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2025 taxable income, as well as the tax attributes for 2025 dividends, will be made after the close of the 2025 tax year. The final tax attributes for 2025 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Subsequent Events

Portfolio and Investment Activity

On October 1, 2025, we invested $16.0 million in first lien debt, $1.0 million in common equity, and committed up to an additional $0.3 million in common equity in Bobcat of Connecticut, LLC, a leading regional equipment dealer distributing new/used equipment and selling post-sale parts, service and rental solutions in the Northeast U.S.

On October 17, 2025, we invested $23.2 million in first lien debt in GPS Insight, Inc., a provider of fleet management and field service software.

On October 20, 2025, we exited our preferred and common equity investments in Aldinger Company. We received a distribution on our preferred and common equity investments for a realized gain of approximately $2.3 million.

On October 22, 2025, we exited our common equity investment in GP&C Operations, LLC (dba Garlock Printing and Converting). We received a distribution on our common equity investment for a realized gain of approximately $0.6 million.

On October 24, 2025, we exited our subordinated debt investment in AmeriWater, LLC. We received payment in full of $2.5 million on our subordinated debt.

Issuance of Additional March 2030 Notes

On October 3, 2025, we issued an additional $100.0 million in aggregate principal amount of the March 2030 Notes. Upon issuance, the outstanding aggregate principal amount of the March 2030 Notes was $200.0 million.

SBA Debentures

On October 14, 2025, we issued an additional $3.5 million in SBA debentures, which will bear interest at a fixed interim interest rate of 4.74% until the pooling date in March 2026.

On October 21, 2025, we issued an additional $13.0 million in SBA debentures, which will bear interest at a fixed interim interest rate of 4.73% until the pooling date in March 2026.

SPV Credit Facility

On October 16, 2025, we entered into a credit and security agreement relating to a special purpose vehicle credit facility with ING Capital LLC (the “SPV Credit Facility”). The SPV Credit Facility provides for $175 million of initial commitments, and has an accordion feature that allows for an increase of the total commitments to up to $250 million, subject to certain conditions (including the consent of the administrative agent).

Termination of Revolving Credit Facility

On October 16, 2025, we terminated in full the credit agreement relating to the Revolving Credit Facility.

Full Redemption of January 2026 Notes

On November 3, 2025, we fully redeemed the outstanding $100.0 million in aggregate principal amount of the January 2026 Notes for a total redemption price of $101.2 million, which equaled 100% of the aggregate principal amount of the January 2026 Notes being redeemed on redemption date, plus accrued and unpaid interest to, but excluding, the redemption date.

Third Quarter 2025 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, November 7, 2025. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at https://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), the impact of interest rate volatility and the impact of elevated levels of inflation on the Company’s portfolio companies and the industries in which it invests, and the uncertainty relating to the general economy (including the uncertainty with respect to new tariffs and trade policies); accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30,	December 31,
	2025	2024
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $53,718 and $56,679, respectively)	97,305	102,024
Non-control/non-affiliate investments (cost: $1,108,840 and $1,011,646, respectively)	1,095,443	988,482
Total investments, at fair value (cost: $1,169,390 and $1,075,157, respectively)	1,192,748	1,090,506
Cash and cash equivalents	62,324	57,159
Interest receivable	20,489	15,119
Proceeds receivable from stock offering	681	—
Prepaid expenses and other assets	1,506	1,328
Total assets	$1,277,748	$1,164,112
LIABILITIES
SBA debentures, net of deferred financing costs	$184,972	$168,899
Notes, net of deferred financing costs	321,511	248,362
Revolving Credit Facility, net of deferred financing costs	14,251	43,954
Secured borrowings	12,816	13,674
Accrued interest and fees payable	3,703	5,784
Base management fee payable, net of base management fee waiver – due to affiliate	5,195	4,805
Income incentive fee payable – due to affiliate	4,371	4,477
Capital gains incentive fee payable – due to affiliate	16,675	14,703
Administration fee payable and other, net – due to affiliate	929	919
Taxes payable	746	1,850
Accounts payable and other liabilities	1,545	1,019
Total liabilities	$566,714	$508,446
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 36,347,868 and 33,914,652 shares
issued and outstanding at September 30, 2025 and December 31, 2024, respectively)	$36	$34
Additional paid-in capital	616,949	567,159
Total distributable earnings	94,049	88,473
Total net assets	711,034	655,666
Total liabilities and net assets	$1,277,748	$1,164,112
Net asset value per common share	$19.56	$19.33

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Investment Income:
Interest income
Control investments	$—	$—	$—	$—
Affiliate investments	1,090	870	3,258	2,603
Non-control/non-affiliate investments	29,725	30,987	90,087	88,899
Total interest income	30,815	31,857	93,345	91,502
Payment-in-kind interest income
Control investments	—	—	—	—
Affiliate investments	—	—	—	—
Non-control/non-affiliate investments	3,185	1,851	7,884	5,745
Total payment-in-kind interest income	3,185	1,851	7,884	5,745
Dividend income
Control investments	—	—	—	—
Affiliate investments	329	1,328	1,381	1,830
Non-control/non-affiliate investments	660	56	1,470	308
Total dividend income	989	1,384	2,851	2,138
Fee income
Control investments	—	—	—	—
Affiliate investments	8	5	24	15
Non-control/non-affiliate investments	1,314	2,688	7,309	6,559
Total fee income	1,322	2,693	7,333	6,574
Interest on idle funds	942	597	2,306	2,738
Total investment income	37,253	38,382	113,719	108,697
Expenses:
Interest and financing expenses	7,649	6,026	22,191	18,100
Base management fee	5,253	4,848	15,281	13,986
Incentive fee - income	4,371	5,059	13,819	14,072
Incentive fee (reversal) - capital gains	354	(987)	1,972	942
Administrative service expenses	708	688	2,064	1,894
Professional fees	713	567	2,959	2,469
Other general and administrative expenses	494	266	921	764
Total expenses before base management fee waiver	19,542	16,467	59,207	52,227
Base management fee waiver	(57)	(64)	(175)	(200)
Total expenses, net of base management fee waiver	19,485	16,403	59,032	52,027
Net investment income before income taxes	17,768	21,979	54,687	56,670
Income tax provision (benefit)	399	568	468	682
Net investment income	17,369	21,411	54,219	55,988
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	—
Affiliate investments	897	—	10,963	—
Non-control/non-affiliate investments	(1,827)	(366)	(6,131)	12,161
Total net realized gain (loss) on investments	(930)	(366)	4,832	12,161
Income tax (provision) benefit from realized gains on investments	(421)	—	(2,350)	(1,523)
Net change in unrealized appreciation (depreciation):
Control investments	—	—	—	—
Affiliate investments	1,634	2,075	(1,758)	417
Non-control/non-affiliate investments	1,790	(6,643)	9,767	(5,823)
Total net change in unrealized appreciation (depreciation) on investments	3,424	(4,568)	8,009	(5,406)
Net gain (loss) on investments	2,073	(4,934)	10,491	5,232
Realized losses on extinguishment of debt	(304)	—	(630)	(521)
Net increase (decrease) in net assets resulting from operations	$19,138	$16,477	$64,080	$60,699
Per common share data:
Net investment income per share-basic and diluted	$0.49	$0.64	$1.55	$1.74
Net increase in net assets resulting from operations per share — basic and diluted	$0.54	$0.49	$1.83	$1.89
Dividends declared per share	$0.57	$0.57	$1.65	$1.81
Weighted average number of shares outstanding — basic and diluted	35,721,635	33,380,480	34,991,361	32,138,865

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2025 and 2024.

	($ in thousands)		($ in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net investment income	$17,369	$21,411	$54,219	$55,988
Capital gains incentive fee expense (reversal)	354	(987)	1,972	942
Adjusted net investment income (1)	$17,723	$20,424	$56,191	$56,930

	(Per share)		(Per share)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Net investment income	$0.49	$0.64	$1.55	$1.74
Capital gains incentive fee expense (reversal)	0.01	(0.03)	0.06	0.03
Adjusted net investment income (1)	$0.50	$0.61	$1.61	$1.77

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com